Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Faraday Future Intelligent Electric, Inc. and Subsidiaries

El Segundo, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) to be filed on or about August 28, 2026 of our report dated March 31, 2025, with respect to the consolidated financial statements of Faraday Future Intelligent Electric Inc. and Subsidiaries (the “Company”) as of and for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Macias Gini and O’Connell LLP

Irvine, California

October 23, 2026